Microsoft Word 11.0.8026;urn:schemas-microsoft-com:office:smarttags013f77M):
Mergers
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         The following funds of Goldman Sachs Variable Insurance Trust ("GSVIT")
acquired the assets and liabilities of nine portfolios offered by Allmerica Investment Trust ("AIT") as follows (the "Reorganization"):

                  AIT Funds                            GSVIT Funds

                  Select International Equity Fund     International Equity Fund
                  Core Equity Fund                     Structured country-region
placeU.S. Equity Fund
                  Select Growth Fund                   Capital Growth Fund
                  Select Capital Appreciation Fund     Growth Opportunities Fund
                  Equity Index Fund                    Equity Index Fund
                  Select Value placeOpportunity Fund   Mid Cap Value Fund
                  Government Bond Fund                 Government Income Fund
                  Select Investment Grade Income Fund  Core Fixed Income Fund
                  Money Market Fund                    Money Market Fund


         With regard to the circumstances and the details of the Reorganization, GSVIT incorporates herein by reference the definitive Combined Proxy Statement/Prospectus dated November 1, 2005, and Statement of Additional Information dated November 1, 2005, each as filed electronically with the Securities and Exchange Commission ("SEC") on November 4 , 2005, (Accession No. 0000950123-05-013083) (the "Proxy Soliciting Materials").

                  The following information is provided in response to questions not addressed in the Proxy Soliciting Materials:

                  (a) The Reorganization with respect to the AIT Select International Equity, Core Equity, Select Growth, Select Capital Appreciation, Equity Index, Select Value Opportunity, Government Bond, Select Investment Grade Income Money Market Funds closed on January 9, 2006.

                  (b) An Agreement and Plan of Reorganization was approved by each foregoing AIT Fund at a Special Meeting of Shareholders of AIT held on December 9, 2005. AIT's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on July 11, 2006. GSVIT's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on July 12, 2006.

                  (c) On February 13, 2006, AIT filed with the SEC an Application pursuant to Section 8(f) of the Investment Company Act of 1940 and Rule 8f-1 thereunder, for an Order declaring that is has ceased to be an investment company (Accession No. 0001193125-06-028776) and such application was subsequently amended on April 7, 2006 (Accession No. 0001193125-06-075849). Upon receipt of the Order, it is expected that AIT will terminate its existence under state law.